Exhibit 107

Calculation of Filing Fee Tables

Form 424(b)(2)
(Form Type)

AGCO Corporation

AGCO International Holdings B.V.

AGCO International GmbH

Massey Ferguson Corp.

The GSI Group, LLC

(Exact Name of Each Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Debt	5.450% Senior Notes due 2027	Rule 457(r)	$400,000,000	99.921%	$399,684,000	0.0001476	$58,993.36
	Debt	5.800% Senior Notes Due 2034	Rule 457(r)	$700,000,000	99.730%	$698,110,000	0.0001476	$103,041.04
	Debt	Guarantees of AGCO Corporation’s Senior Notes	Rule 457(n)					(1)
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$1,097,794,000		$162,034.39
	Total Fees Previously Paid							0
	Total Fee Offsets							0
	Net Fee Due							$162,034.39

(1)	AGCO International Holdings B.V., AGCO International GmbH, Massey Ferguson Corp. and The GSI Group, LLC will fully and unconditionally guarantee the notes issued by AGCO Corporation. Pursuant to Rule 457(n) under the Securities Act of 1933, as amended, no separate filing fee is required for the guarantees.